EMPLOYMENT AGREEMENT

             This Employment Agreement ("Agreement") is made as of the 31st day of December, 1996, by and between Ridgestone Bank, Brookfield, Wisconsin, a state chartered bank ("Bank") and Paul E. Menzel
   ("Executive").

             WHEREAS, Bank is a wholly-owned subsidiary of Ridgestone Financial Services, Inc., a Wisconsin corporation ("Corporation"); and

             WHEREAS, Executive possesses intimate knowledge of the business and affairs of Bank and its policies, markets and financial and human resources; and

             WHEREAS, Executive is currently the President and a Director of Bank and is the President and Director of Corporation ("Positions"); and

             WHEREAS, the Board of Directors of Bank desires to assure the continued services and employment of Executive, to recognize Executive's contribution to the growth and success of Bank, and to compensate Executive for such contribution and service; and

             WHEREAS, Bank desires and believes it would be in its best interests to ensure that the current and continued competent management services it is receiving from Executive continues; and

             WHEREAS, Executive is willing to continue in the employment of Bank on a full-time basis, upon the terms and conditions hereinafter set forth.

             NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained in this Agreement, Bank and Executive agree as follows:

             1. Employment. Bank shall continue to employ Executive and Executive shall continue to serve Bank for the period of time stated in paragraph 2 of this Agreement. Bank and Executive agree that Executive shall not be required to perform Executive's duties under this Agreement other than in Brookfield, Wisconsin.

             2. Employment Term. Unless employment has sooner terminated in accordance with paragraph 5 of this Agreement, the term of Executive's employment under this Agreement shall be deemed to commence as of December 31, 1996, and shall continue until December 31, 1998; provided, however, that on each December 31st during the term of this Agreement (except the first day of the Employment Term) the Employment Term shall automatically be extended for one additional year so that the Employment Term shall be annually restored to a full two (2) year term, unless on or before 60 days immediately preceding any such renewal date, Bank, in connection with an annual performance review of Executive conducted by the Board of Directors, or for any other reason, or Executive gives notice to the other that the term shall not be extended beyond the then current expiration date of the term. The period of employment is the "Employment Term."

             3. Position and Duties. Executive agrees to devote Executive's full-time knowledge, skill and efforts to the performance of Executive's duties as an executive of Bank.

             4. Compensation/Benefits. During the Employment Term, Executive shall receive a base salary and such bonuses as may from time to time be decided by the Board of Directors of Bank, in accordance with the regular payroll practices of Bank from time to time in effect.
   Executive's base salary (exclusive of bonuses) shall not be less than his salary (exclusive of bonuses) in effect on the date of this Agreement, and shall not be reduced at any time after any increase is approved by the Board of Directors of Bank. During the Employment Term, Executive shall be entitled to participate in such other benefits and perquisites of employment generally made available to Bank's executive or key management personnel, in accordance with Bank's practices from time to time in effect, such as group health, dental, disability and life insurance plans, retirement and pension plans, deferred compensation plans, stock purchase plans, stock option plans, paid vacations, club memberships, and automobile usage, and any other similar plans or arrangements presently or hereafter made available by Bank to its executive officers.

             5.   Termination.

                  a.   Death or Disability; Cause; Voluntary Termination.
   The Employment Term will cease prior to its expiration under paragraph 2:
   (i) automatically and immediately, upon Executive's death or Disability;
   (ii) upon the effective date of a notice of termination for Cause given by Bank to Executive; or (iii) upon the effective date of a notice of voluntary termination given by Executive to bank. If the Employment Term ceases for any of these reasons, Executive or Executive's estate, heirs and beneficiaries, as applicable, shall be entitled to all compensation and other benefits and expense reimbursement to which Executive is entitled through the termination date. In addition, Executive shall be entitled to all benefits otherwise payable to Executive relating to retirement benefits or any other deferred compensation benefits for Executive, if any, according to the terms of such plans.

                  b. Change in Control; Other. The Employment Term will cease prior to its expiration under paragraph 2: (i) upon the effective date of a notice of termination under subparagraph 5.c.(3) resulting from a Change in Control, given by Executive to Bank; or (ii) upon the effective date of a notice of termination for any reason other than for Cause (and other than confirmation of death or Disability), given by Bank to Executive. In the event of termination under this subparagraph 5.b., compensation shall be paid to Executive as provided in subparagraph 5.d.

                  c.   Definitions.

                       (1) Disability. The term "Disability" shall have the same definition contained in Executive's disability insurance plan in effect as of the date of this Agreement. In the event there is no such disability insurance plan, Disability shall mean Executive's inability, as a result of physical or mental incapacity, to substantially perform Executive's duties with bank for a period of six (6) consecutive months. Any question as to the existence of Executive's Disability upon which Executive and Bank cannot agree shall be determined by a qualified independent physician mutually agreeable to Executive and Bank or, if the parties are unable to agree upon a physician within 10 days after notice from bank or Executive to the other suggesting a physician, by a physician designated by the then president of the medical society for the county in which Executive maintains his principal residence, upon the request of either party. Costs of any such medical examination shall be paid by Bank.

                       (2) Cause. Cause shall mean (i) the willful and continued failure by Executive to substantially perform Executive's duties with Bank (other than a failure resulting from Executive's incapacity due to Disability or physical or mental illness) after a written demand for substantial performance is delivered to Executive by Bank, which demand specifically identifies the manner in which Bank believes that Executive has not substantially performed Executive's duties; (ii) any willful act of misconduct by Executive which is injurious to bank, monetarily or otherwise; (iii) criminal conviction of Executive for any act involving dishonesty, breach of trust or a violation of the banking laws of the State of Wisconsin or the United States; (iv) criminal conviction of Executive for the commission of any felony; or (v) final action by a bank regulatory agency prohibiting Executive from participating in the affairs of Bank. For purposes of this definition, no act, or failure to act on Executive's part shall be deemed "willful" unless done or admitted to be done by Executive not in good faith and without reasonable belief that the action or omission was in the best interest of Bank.

                       (3) Change in Control. A "Change in Control" of Bank shall occur if and when, as a result of one transaction or a series of transactions: (i) any person (other than a member of Executive's immediate family) or group of persons (not including a member of Executive's immediate family) acting in concert becomes the beneficial owner, directly or indirectly, of securities of Bank or Corporation representing 25% or more of the combined voting power of the then outstanding securities of Bank or Corporation; (ii) Bank or Corporation is combined (by merger, share exchange, consolidation, or otherwise) with another entity and as a result of such combination less than 75% of the outstanding securities of the surviving or resulting corporation are owned in the aggregate by the former shareholders of Bank or Corporation; or
   (iii) Bank or Corporation sells, leases, or otherwise transfers all or substantially all of the properties or assets of Bank or Corporation not in the ordinary course of business to another person or entity. Executive's immediate family is Executive's children and spouse. These "Change in Control" provisions shall apply to successive changes in control or an individual transaction basis.

                       Except for terminations under paragraph 5.1., a termination by Bank "in contemplation of" a "Change in Control" or a termination by Bank (or other surviving entity) during the twelve month period after a "Change in Control" shall be deemed to be a Change in Control termination pursuant to paragraph 5.b. A termination by Bank other than under paragraph 5.a. during the three month period prior to the announcement of a Change in Control and up to the closing of such Change in Control shall be deemed to be a termination in contemplation of a Change in Control and compensation shall be paid as for a Change in Control termination pursuant to paragraph 5.b.

                       Executive may terminate his employment under this Agreement by giving at least ninety (90) days prior written notice to Bank at any time after the occurrence, subsequent to any "Change in Control" or in contemplation of a Change in Control of any of the following events, without Executive's express written consent:

                            (A)  Executive is assigned to positions, duties
   or responsibilities that are less significant than his positions, duties and responsibilities at the commencement of the Employment Term;

                            (B)  Executive is removed from or Bank fails to
   re-elect Executive to any of his Positions, except (1) in connection with termination of Executive's employment for Cause, Disability or Retirement, or (2) in connection with any Change in Control of Corporation, the result of which Corporation is not the continuing or surviving Corporation, provided, however, the successor organization executes an agreement in substantially the form of this Agreement and the removal or failure to re-elect is limited to Positions with the Corporation;

                            (C)  Executive's base salary is reduced or
   Executive experiences in any year a reduction of the ratio of his bonus payments to his base salary which is greater than the average reduction in the ratio of bonus payments to base salaries in such year experienced by all other executive officers of Bank, or any other failure by Bank to comply with paragraph 4;

                            (D)  Executive is transferred to a location not
   within a thirty-five (35) mile radius of Brookfield, Wisconsin; or

                            (E)  Bank fails to obtain an agreement from a
   successor organization as required under subsection (B) above.

                       (4) Termination Date. The "Termination Date" is the effective date of termination of Executive's employment under this Agreement.

                  d. Compensation for Termination Under Paragraph 5.b. If the Employment Term is terminated for any of the reasons in paragraph 5.b., Executive shall at Executive's option receive either a lump sum severance payment, or a series of installment severance payments for a period of two years commencing on the termination date. The lump sum payment of cash shall be in a total cash amount (without making a present value adjustment) equal to two times the sum of (a) Executive's then current annual base salary, plus (b) the average of Executive's annual cash bonuses, if any, for the two year ends immediately preceding the termination date. If Executive elects to receive installment payments, Executive shall receive the same amount as would be provided by a lump sum payment, but payment shall be made in equal installments for a period of two years commencing on the termination date, on the same dates as Bank's regular payroll payments are made.

                  Executive shall continue to receive for two (2) years following the termination date, and not via a lump sum, all other benefits that Executive was receiving or was entitled to receive immediately prior to the termination date; provided, however, if it is impractical to continue a particular benefit (for example, a benefit plan limits benefits to active employees) Bank shall provide a reasonably equivalent substitute benefit to Executive or shall pay in cash to Executive the reasonable equivalent value of the benefit.

                  In addition, Executive shall be entitled to all benefits otherwise payable to Executive relating to retirement benefits or any other deferred compensation benefits for Executive, if any, according to the terms of such plans, computed as though Executive had continued in Bank's employ for the then unexpired portion of the Employment Term remaining as of the termination date (as though the Employment Term had not been terminated under paragraph 5.b.) at Executive's compensation level as of the termination date; provided, however, if it is impractical to continue a particular benefit (for example, a benefit plan limits benefits to active employees) Bank shall provide a reasonably equivalent substitute benefit to Executive or shall pay in cash to Executive the reasonable equivalent value of the benefit.

                  Executive's death after a termination under paragraph 5.b. shall not affect Bank's payment obligations under this subparagraph.

                  e. Mitigation. Notwithstanding anything to the contrary in this Agreement, if Executive's employment is terminated for any reason other than under paragraph 5.a., and if Executive is under sixty (60) years old on the termination date, Executive shall take reasonable steps to obtain employment which is substantially similar in job duties to those performed by Executive with Bank at this time, and thereby mitigate the amount of compensation and benefits due under paragraph 5.d.; provided, however, that Executive shall not be required to accept a position other than one within a 35 mile radius of Brookfield, Wisconsin. If Executive is sixty (60) years old or older on the termination date or Executive determines upon the advice of a qualified independent physician that Executive is physically or mentally unable to substantially perform duties with another employer comparable to those performed by Executive with Bank, Executive shall have no obligation to seek other employment. However, regardless of age or capacity, during any period for which Executive is receiving benefits under this Agreement, if Executive becomes employed on a full-time basis by another employer, then to the extent Executive shall receive compensation, benefits or service credit from such other employer, the aggregate amount of all compensation to be paid and benefits to be provided under this Agreement shall be correspondingly reduced.

                  f. Prohibited Compensation. Regardless of any provision in this Agreement, Bank is not required to compensate Executive according to the terms of this Agreement to the extent such compensation is prohibited or limited by applicable federal or state law, including but not limited to 12 U.S.C Section 182(k) and 12 C.F.R. Part 359, or by a federal or state bank regulatory agency acting under applicable federal or state law or regulation, but shall compensate Executive according to the terms of this Agreement to the extent compensation is not so prohibited or limited.

                  g.   Limitations on Termination Compensation.

                       (1) In the event that the severance benefits payable to Executive under paragraph 5.d., or any other payments or benefits received or to be received by Executive from bank (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with Bank or any corporation ("Affiliate") affiliated with Bank within the meaning of Section 1504 of the Internal Revenue Code of 1954, as amended (the "Code"), in the opinion of tax counsel selected by Bank and acceptable to Executive, constitute "parachute payments" within the meaning of Section 280G(b)(2) of the Code, and the present value of such "parachute payments" equals or exceeds three (3) times the average of the annual compensation payable to Executive by Bank (or an Affiliate) and includable in the Executive's gross income for federal income tax purposes for the five (5) calendar years preceding the year in which a change in ownership or control of Bank occurred ("Base Amount"), such benefits shall be reduced to an amount the present value of which (when combined with the present value of any other payments or benefits otherwise received or to be received by Executive from Bank (or an Affiliate) that are deemed "parachute payments") is equal to 2.99 times the Base Amount, notwithstanding any other provision to the contrary in this Agreement.
   The severance benefits shall not be reduced if (A) Executive shall have effectively waived his receipt or enjoyment of any such payment or benefit which triggered the applicability of this paragraph g., or (B) in the opinion of such tax counsel, the severance benefits (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute "parachute payments" within the meaning of
   Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by Bank. The Base Amount shall include every type and form of compensation includable in Executive's gross income in respect to his employment by Bank (or an Affiliate), except to the extent otherwise provided in regulations promulgated under Section 280G(b) of the Code. For purposes of this paragraph g.(1), a "change in ownership or control" shall have the meaning set forth in Section 280G(b) of the Code and any regulations promulgated thereunder. The present value of any non-cash benefit or any deferred cash payment shall be determined by Bank's independent auditors in accordance with the principles of Sections 280G(b)(3) and (4) of the Code.

                       (2) In the event that Section 280G, or any successor statute, is repealed, this section g. shall cease to be effective on the effective date of such repeal.

             6. Confidential Information. Executive acknowledges that during the course of Executive's employment, Executive has produced and has access to material records, files, documents, data, trade secrets and information not generally available to the public ("Confidential Information") regarding Bank and its affiliates. Therefore, during and subsequent to Executive's employment by Bank, Executive shall hold in confidence and not directly or indirectly disclose or use or copy or make lists of any such Confidential Information, except to the extent required by any court or administrative agency, other than to an employee of Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Executive of Executive's duties as an officer of Bank. All records, files, documents, and other materials or copies of these items, relating to Bank's business and the business of any affiliate thereof, which Executive shall prepare, or use or come into contact with, shall be and remain the sole property of Bank, and should not be removed from Bank's premises without its written consent, and shall be promptly returned to Bank upon the termination date.

             7.   Competition.  Subject to Executive's obligations under
   section 5.e., Executive agrees that at any time while Executive is employed by Bank pursuant to this Agreement, or during any period after termination of Executive's employment under paragraph 5.b., during which time Executive is receiving or has received severance pay under this Agreement, Executive shall not either directly or indirectly as agent, stockholder, employee, officer, director, trustee, partner, proprietor, or otherwise (except as the holder of not more than 1% equity in another entity) engage in, render advice or assistance to (other than on behalf of
   Bank), or be employed on a compensation basis, without the prior written consent of Bank, by any person, firm or entity which competes in Wisconsin with the commercial banking, such other entity competes in any banking market in Wisconsin where, in the immediately preceding fiscal year, Bank derived not less than two percent (2%) of its total consolidated banking deposits; in the case of any other business, Executive's principal duties with Bank where in the same type of business and such other entity competes anywhere in wisconsin with any material segment of said business of bank. For purposes hereof, a segment of business of bank shall be deemed "material" where, in the immediately preceding fiscal year, not less than two percent (2%) of Bank's consolidated total assets were devoted to such business in wisconsin, or not less than two percent (2%) of Bank's consolidated gross revenues were derived from such business in Wisconsin. Notwithstanding anything to the contrary in this paragraph, Executive may engage in employment which competes with Bank at any time during which or for which Executive is no longer receiving severance benefits under the terms of this Agreement.

             8.   General Provisions.

                  a. Successors; Assignment. Executive's rights and obligations under this Agreement shall not be transferable by assignment or otherwise. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, estate, executors, administrators, heirs, and beneficiaries. Nothing in this Agreement shall prevent the consolidation of Bank with, its merger into, or a share exchange with, any other corporation, or the sale by Bank of all or substantially all of its properties or assets; and this Agreement shall inure to the benefit of, be binding upon and be enforceable by, any successor, surviving or resulting corporation, or other entity to which such assets are transferred. This Agreement shall not be terminated by the voluntary or involuntary dissolution of Bank. As used herein, the term "Bank" shall, where the context requires, mean and include, in addition to Ridgestone Bank, any successor of Bank following a "Change in Control" and any successor(s) of any such successor.

                  b.   Arbitration.   Any controversy or claim arising out of
   or relating to this Agreement shall be submitted and settled by binding arbitration in Brookfield, Wisconsin, or at such other place as the parties may agree, under the rules of the American Arbitration Association. Any award, order or judgment pursuant to such arbitration shall be deemed final and may be entered and enforced in any state or federal court of competent jurisdiction. Each party agrees to submit to the jurisdiction of any such court for purposes of the enforcement of any such award, order or judgment. The arbitrator(s) shall interpret this Agreement in accordance with the laws of the State of Wisconsin. In any arbitration proceeding hereunder, the arbitrator(s) are authorized to award reasonable attorneys' fees and other arbitration-related costs to the prevailing party.

                  c. Expenses. If any legal proceeding is necessary to enforce or interpret the terms of this Agreement or to recover damage for breach of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and necessary costs and disbursements incurred in such legal proceeding, in addition to any other relief to which such prevailing party may be entitled.

                  d. Enforcement/ The provisions of this Agreement shall be regarded as divisible and if any provisions or any part of them are declared invalid or unenforceable by a court of competent jurisdiction, the validity and enforceability of the remainder of the provision or parts of the provisions and the applicability of the provisions shall not be affected by such declaration.

                  e. Withholding. Bank shall be entitled to withhold from amounts to be paid to Executive under this Agreement any federal, state or local withholding or other taxes or charges which it is from time to time required to withhold. Bank shall be entitled to rely on an opinion of legal counsel if any question as to the amount or requirement of any such withholding arises.

                  f. Governing Law. This Agreement and the rights and obligations under this Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin.

                  g. Notice. Notices given pursuant to this Agreement shall be in writing and shall be deemed given when received if delivered by hand, or forty-eight (48) hours after mailing, if properly mailed as described below. Notices by mail shall be mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid, if to Bank to 13925 W. North Avenue, Brookfield, Wisconsin, 53005, or if to Executive at the address set forth below Executive's signature line on this Agreement, or to such other address as the party to be notified shall have given to the other party by proper notice.

                  h. No Waiver. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provisions of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                  i. Headings. The headings in this Agreement are for reference only and shall not affect the meaning or interpretation of any provision of this Agreement.

                  j. Miscellaneous. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter, and supersedes all prior and contemporaneous agreements, employment agreements, understandings, and discussions, whether oral or written, in connection with the subject matter. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may not be amended or modified except by written instrument executed by Bank and Executive.


                                      RIDGESTONE BANK                  (SEAL)
                                      By:



                                      /s/ Christine V. Lake
                                      Title: Executive Vice President



                                      /s/ Paul E. Menzel             (SEAL)
                                      Paul E. Menzel

                                      Address: 15215 Santa Maria Court
                                               Brookfield, WI 53005